MACOM Reports Fiscal Fourth Quarter and Fiscal Year 2026 Financial Results

LOWELL, MA, November 5, 2026 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal fourth quarter and fiscal year ended October 2, 2026.
Fourth Quarter Fiscal Year 2026 GAAP Results
•Revenue was $424.8 million, an increase of 62.7%, compared to $261.2 million in the previous year fiscal fourth quarter and an increase of 24.1% compared to $342.2 million in the prior fiscal quarter;
•Gross margin was 59.9%, compared to 54.5% in the previous year fiscal fourth quarter and 58.3% in the prior fiscal quarter;
•Income from operations was $134.2 million, or 31.6% of revenue, compared to income from operations of $39.6 million, or 15.2% of revenue, in the previous year fiscal fourth quarter and income from operations of $77.1 million, or 22.5% of revenue, in the prior fiscal quarter; and
•Net income was $139.4 million, or $1.78 per diluted share, compared to net income of $45.1 million, or $0.59 per diluted share, in the previous year fiscal fourth quarter, and net income of $100.7 million, or $1.28 per diluted share, in the prior fiscal quarter.

Fourth Quarter Fiscal Year 2026 Adjusted Non-GAAP Results
•Adjusted gross margin was 61.3%, compared to 57.1% in the previous year fiscal fourth quarter and 59.7% in the prior fiscal quarter;
•Adjusted income from operations was $162.3 million, or 38.2% of revenue, compared to adjusted income from operations of $67.0 million, or 25.6% of revenue, in the previous year fiscal fourth quarter and adjusted income from operations of $107.7 million, or 31.5% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $163.3 million, or $2.09 per diluted share, compared to adjusted net income of $71.4 million, or $0.94 per diluted share, in the previous year fiscal fourth quarter and adjusted net income of $109.8 million, or $1.40 per diluted share, in the prior fiscal quarter.
Fiscal Year 2026 GAAP Results
•Revenue was $1,327.6 million, an increase of 37.3%, compared to $967.3 million in fiscal year 2025;
•Gross margin was 58.0%, compared to 54.7% in fiscal year 2025;
•Income from operations was $305.5 million, compared to $129.7 million in fiscal year 2025; and
•Net income was $335.3 million, or $4.31 per diluted share, compared to a net loss of $54.2 million, or $0.73 per diluted share, in fiscal year 2025, which included a primarily non-cash charge of $193.1 million for loss on extinguishment of debt related to the refinancing of a portion of the Company’s convertible senior notes due 2026.
Fiscal Year 2026 Adjusted Non-GAAP Results
•Adjusted gross margin was 59.5%, compared to 57.4% in fiscal year 2025;
•Adjusted income from operations was $424.4 million, or 32.0% of revenue, compared to $245.7 million, or 25.4% of revenue, in fiscal year 2025; and
•Adjusted net income was $435.7 million, or $5.60 per diluted share, compared to adjusted net income of $263.4 million, or $3.47 per diluted share, in fiscal year 2025.

Management Commentary
“We had a strong fiscal year 2026 and look forward to continued growth in fiscal 2027,” said Stephen G. Daly, President and Chief Executive Officer, MACOM.
Business Outlook
For the fiscal first quarter ending January 1, 2027, MACOM expects revenue to be in the range of $450 million to $460 million. Adjusted gross margin is expected to be between 62.0% and 63.0%, and adjusted earnings per diluted share is expected to be between $2.21 and $2.29 utilizing an anticipated non-GAAP income tax rate of 6% and 79.0 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, November 5, 2026, at 8:30 a.m. Eastern Time to discuss its fiscal fourth quarter and fiscal year 2026 financial results and business outlook. Investors and analysts may visit MACOM's Investor Relations website at https://ir.macom.com/events-webcasts to register for a user-specific access code for the live call or to access the live webcast. A replay of the call will be available within 24 hours and remain accessible by all interested parties for approximately 90 days.
About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Industrial and Defense, Data Center and Telecommunications industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the AS9100D aerospace standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, and Asia and is headquartered in Lowell, Massachusetts.
Special Note Regarding Forward-Looking Statements
This press release and the associated earnings call contain forward-looking statements. These forward-looking statements include, among others, statements about MACOM’s strategic plans, priorities and long-term growth drivers, our estimates of our serviceable addressable market, our ability to execute our long-term growth strategy, strengthen our position and drive market share gains and growth, our ability to develop new products and differentiated solutions, achieve market acceptance of those products and solutions and better address certain markets, expand our capabilities and extend our product offerings, including through our fabrication facility execution and continued improvements and the expansion of our manufacturing capacity, our team’s capabilities and technologies and expansion and growth thereof and any potential financial benefits derived by and financial impact to MACOM therefrom, strength and competitiveness of new product introductions and technology portfolio expansion, including the anticipated rate of new product introductions and technology licensing and transfer activities, the anticipated timing of our entry into new markets, including the CW laser market, the expected benefits of process technology upgrades and the expected conversion of development program awards and customer contract awards into production revenue, anticipated demand for our products, including backlog levels and book-to-bill trends, MACOM’s profitability, revenue targets and long-term revenue opportunities, gross margin and operating margin improvements, end-market-specific revenue growth expectations, prospects and growth opportunities in our three primary markets, including the anticipated timing of production programs and associated revenues, the potential impact to our business of an economic downturn or recession, tariffs and other trade restrictions, anticipated financial and business performance improvements, expectations regarding cash flow from operations and capital expenditures, our anticipated non-GAAP income tax rate and the expected impact of recent tax legislation and the utilization of our historical deferred tax assets thereon, MACOM’s strategic investment and other plans, including investments and agreements intended to further strengthen our supply chain and support our revenue growth, including the expected benefits of the Company’s recently completed investment in IQE plc, our strategic objectives, potential acquisitions, the negotiation and finalization of a definitive agreement with, and receipt of, funding from the Federal and State governments under the CHIPS Act, the estimated financial results for our 2027 fiscal first quarter and the stated business outlook and future results of operations.

These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including our ability to develop new products and achieve market acceptance of those products; component shortages or other disruptions in our supply chain, including as a result of geopolitical unrest or otherwise; inflationary pressures; any failure to accurately anticipate demand for our products and effectively manage our inventory; our dependence on a limited number of customers; risks related to any weakening of global economic conditions, including as a result of the evolving impacts from tariffs, sanctions or other trade tensions (including implementation of new tariffs, export bans or retaliatory trade measures); that cash flows or capital expenditures may differ from our expectations; changes in applicable laws or regulations; that our investments may not yield expected benefits; our ability to compete effectively; our ability to expand our manufacturing capacity in a timely and cost-effective manner; changes in U.S. and foreign government defense budgets and spending priorities; risks associated with acquisitions; and those other factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release and the associated earnings call, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles (“GAAP”) reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP adjusted gross profit and adjusted gross margin, non-GAAP adjusted operating expenses, non-GAAP adjusted income from operations and adjusted operating margin, non-GAAP adjusted EBITDA, non-GAAP adjusted net income, non-GAAP adjusted diluted earnings per share, non-GAAP adjusted diluted shares, non-GAAP adjusted income tax rate and non-GAAP adjusted interest income. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, non-cash interest, net, acquisition and integration related costs, loss on debt extinguishment, gain on acquired assets, gains/losses on investment fair value, net and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense – is related to acquired intangible assets which are based upon valuation methodologies and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This non-cash expense is not considered by management in making operating decisions.
Share-Based Compensation Expense – includes share-based compensation expense for awards that are equity and liability classified on our balance sheet and the related employer tax expense at vesting. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.
Non-cash Interest, Net – includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our convertible notes that are being amortized over the life of the agreements. We believe these amounts are non-cash in nature, are not correlated to future business operations and do not reflect our ongoing operations.
Acquisition and Integration Related Costs – includes items such as professional fees, employee severance and other costs incurred in connection with acquisitions and integration specific activities which are not expected to have a continuing contribution to operations and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.
Loss on Debt Extinguishment – includes loss on exchange of our convertible notes. This fiscal year 2025 loss is primarily non-cash and we do not believe this amount is reflective of our ongoing operations.
Gain on Acquired Assets – includes the gain on transfer of assets, primarily inventory, associated with the Research Triangle Park, North Carolina RF business fabrication facility that we assumed in the fiscal fourth quarter of 2025 related to the RF business acquisition completed in fiscal year 2024. We believe this gain is not correlated to future business operations and does not reflect our ongoing operations.
Gains/Losses on Investment Fair Value, Net – includes unrealized gains or losses recognized associated with long-term investments that are recorded at fair value. These gains and losses are driven by changes in the market value of the underlying investments, are generally noncash in nature, and may vary from period to period due to factors unrelated to our operating activities. We believe these amounts are not correlated with our ongoing operations and are not considered by management in making operating decisions.
Tax Effect of Non-GAAP Adjustments – includes adjustments to arrive at an estimate of our non-GAAP income tax rate associated with our non-GAAP income over a period of time. We determine our non-GAAP income tax rate using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this non-GAAP income tax rate quarterly and have utilized 3% for fiscal years 2026 and 2025. We expect our non-GAAP income tax rate to increase to approximately 6% for fiscal year 2027, primarily as a result of growth in our profitability and the utilization of our remaining historical deferred tax assets. Our historical effective income tax rate under GAAP has varied significantly from our non-GAAP income tax rate due primarily to income taxed in foreign jurisdictions at generally lower tax rates, research and development tax credits and acquisition expenses. We believe it is beneficial for management to review our non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA – is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.

Incremental Shares – is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and conversion of convertible debt which were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Senior Vice President, Corporate Development and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	October 2, 2026	July 3, 2026	October 3, 2025	October 2, 2026	October 3, 2025

Revenue	$424,819	$342,237	$261,170	$1,327,623	$967,258
Cost of revenue	170,187	142,685	118,869	557,227	438,256
Gross profit	254,632	199,552	142,301	770,396	529,002
Operating expenses:
Research and development	76,083	74,305	62,880	285,830	244,466
Selling, general and administrative	44,325	48,132	39,826	179,099	154,884
Total operating expenses	120,408	122,437	102,706	464,929	399,350
Income from operations	134,224	77,115	39,595	305,467	129,652
Other income (expense):
Interest income	7,335	6,676	8,016	29,760	29,853
Interest expense	(1,481)	(1,484)	(1,793)	(6,330)	(5,516)
Gain on investment fair value	19,446	41,543	—	60,989	—
Loss on extinguishment of debt	—	—	—	—	(193,098)
Gain on acquired assets and other income, net	—	—	10,084	—	10,084
Total other income (expense)	25,300	46,735	16,307	84,419	(158,677)
Income (loss) before income taxes	159,524	123,850	55,902	389,886	(29,025)
Income tax expense	20,079	23,142	10,782	54,635	25,185
Net income (loss)	$139,445	$100,708	$45,120	$335,251	$(54,210)

Net income (loss) per share:
Income (loss) per share - Basic	$1.83	$1.32	$0.61	$4.43	$(0.73)
Income (loss) per share - Diluted	$1.78	$1.28	$0.59	$4.31	$(0.73)
Weighted average common shares:
Shares - Basic	76,372	76,331	74,473	75,702	73,986
Shares - Diluted	78,257	78,409	76,252	77,735	73,986

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	October 2, 2026	October 3, 2025

ASSETS
Current assets:
Cash and cash equivalents	$112,011	$112,142
Short-term investments	680,396	673,833
Accounts receivable, net	209,523	148,646
Inventories	284,311	237,844
Prepaid and other current assets	39,141	32,623
Total current assets	1,325,382	1,205,088
Property and equipment, net	251,959	230,291
Goodwill and intangible assets, net	393,625	414,885
Deferred income taxes	182,342	207,999
Long-term investments	121,577	—
Other long-term assets	47,966	45,097
Total assets	$2,322,851	$2,103,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$340,743	$160,946
Accounts payable	70,548	67,588
Accrued liabilities	111,596	96,585
Total current liabilities	522,887	325,119
Finance lease obligations, less current portion	29,796	30,504
Financing obligation	36,397	37,014
Long-term debt	—	339,630
Other long-term liabilities	37,104	43,998
Total liabilities	626,184	776,265
Stockholders’ equity	1,696,667	1,327,095
Total liabilities and stockholders’ equity	$2,322,851	$2,103,360

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Twelve Months Ended
	October 2, 2026	October 3, 2025

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$335,251	$(54,210)
Depreciation and intangible asset amortization	62,612	63,295
Share-based compensation	87,797	79,362
Deferred income taxes	27,871	2,637
Gain on investment fair value	(60,989)	—
Loss on extinguishment of debt	—	193,098
Gain on acquired assets	—	(10,084)
Other adjustments, net	(2,781)	(939)
Accounts receivable	(60,878)	(41,980)
Inventories	(46,617)	(26,562)
Accounts payable	589	22,210
Change in other operating assets and liabilities	14,231	8,541
Net cash provided by operating activities	357,086	235,368
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales, purchases and maturities of investments	(15,039)	(232,212)
Purchases of long-term investments	(60,588)	—
Purchases of property and equipment	(64,420)	(42,551)
Purchases of software licenses and licensed technology	(10,695)	(10,866)
Other investing	2,810	(1,200)
Purchase of property under financing arrangement	—	(28,750)
Acquisition of business, net	—	(12,684)
Net cash used in investing activities	(147,932)	(328,263)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of convertible notes	(161,151)	—
Payments on finance leases and other financing activities	(2,617)	(1,268)
Proceeds from stock option exercises and employee stock purchases	11,549	10,289
Common stock withheld for taxes on employee equity awards	(56,937)	(43,135)
Proceeds from convertible notes	—	86,629
Proceeds from financing arrangement	—	28,750
Payments for fee on convertible note exchange and debt issuance costs	—	(23,166)
Net cash (used in) provided by financing activities	(209,156)	58,099
Foreign currency effect on cash	(129)	132
NET CHANGE IN CASH AND CASH EQUIVALENTS	(131)	(34,664)
CASH AND CASH EQUIVALENTS — Beginning of period	112,142	146,806
CASH AND CASH EQUIVALENTS — End of period	$112,011	$112,142

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Twelve Months Ended
	October 2, 2026		July 3, 2026		October 3, 2025		October 2, 2026		October 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$254,632	59.9	$199,552	58.3	$142,301	54.5	$770,396	58.0	$529,002	54.7
Amortization expense	1,620	0.4	1,622	0.5	4,309	1.6	6,486	0.5	14,333	1.5
Share-based compensation expense	3,812	0.9	2,803	0.8	2,198	0.8	12,125	0.9	9,519	1.0
Acquisition and integration related costs	270	0.1	270	0.1	330	0.1	1,087	0.1	2,435	0.3
Adjusted gross profit (Non-GAAP)	$260,334	61.3	$204,247	59.7	$149,138	57.1	$790,094	59.5	$555,289	57.4

	Three Months Ended						Twelve Months Ended
	October 2, 2026		July 3, 2026		October 3, 2025		October 2, 2026		October 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$120,408	28.3	$122,437	35.8	$102,706	39.3	$464,929	35.0	$399,350	41.3
Amortization expense	(1,712)	(0.4)	(1,713)	(0.5)	(1,620)	(0.6)	(6,987)	(0.5)	(8,032)	(0.8)
Share-based compensation expense	(20,117)	(4.7)	(21,708)	(6.3)	(15,890)	(6.1)	(87,565)	(6.6)	(76,620)	(7.9)
Acquisition and integration related costs	(497)	(0.1)	(2,483)	(0.7)	(3,048)	(1.2)	(4,674)	(0.4)	(5,141)	(0.5)
Adjusted operating expenses (Non-GAAP)	$98,082	23.1	$96,533	28.2	$82,148	31.5	$365,703	27.5	$309,557	32.0

	Three Months Ended						Twelve Months Ended
	October 2, 2026		July 3, 2026		October 3, 2025		October 2, 2026		October 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income from operations - GAAP	$134,224	31.6	$77,115	22.5	$39,595	15.2	$305,467	23.0	$129,652	13.4
Amortization expense	3,332	0.8	3,335	1.0	5,929	2.3	13,473	1.0	22,365	2.3
Share-based compensation expense	23,929	5.6	24,511	7.2	18,088	6.9	99,690	7.5	86,139	8.9
Acquisition and integration related costs	767	0.2	2,753	0.8	3,378	1.3	5,761	0.4	7,576	0.8
Adjusted income from operations (Non-GAAP)	$162,252	38.2	$107,714	31.5	$66,990	25.6	$424,391	32.0	$245,732	25.4
Depreciation expense	9,242	2.2	9,021	2.6	8,716	3.3	35,932	2.7	29,115	3.0
Adjusted EBITDA (Non-GAAP)	$171,494	40.4	$116,735	34.1	$75,706	29.0	$460,323	34.7	$274,847	28.4

	Three Months Ended						Twelve Months Ended
	October 2, 2026		July 3, 2026		October 3, 2025		October 2, 2026		October 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$139,445	32.8	$100,708	29.4	$45,120	17.3	$335,251	25.3	$(54,210)	(5.6)
Amortization expense	3,332	0.8	3,335	1.0	5,929	2.3	13,473	1.0	22,365	2.3
Share-based compensation expense	23,929	5.6	24,511	7.2	18,088	6.9	99,690	7.5	86,139	8.9
Non-cash interest, net	278	0.1	279	0.1	381	0.1	1,318	0.1	1,449	0.1
Acquisition and integration related costs	767	0.2	2,753	0.8	3,378	1.3	5,761	0.4	7,576	0.8
Loss on debt extinguishment	—	—	—	—	—	—	—	—	193,098	20.0
Gain on investment fair value, net	(19,446)	(4.6)	(41,543)	(12.1)	—	—	(60,989)	(4.6)	—	—
Gain on acquired assets	—	—	—	—	(10,084)	(3.9)	—	—	(10,084)	(1.0)
Tax effect of non-GAAP adjustments	15,028	3.5	19,746	5.8	8,574	3.3	41,161	3.1	17,039	1.8
Adjusted net income (Non-GAAP)	$163,333	38.4	$109,789	32.1	$71,386	27.3	$435,665	32.8	$263,372	27.2

	Three Months Ended						Twelve Months Ended
	October 2, 2026		July 3, 2026		October 3, 2025		October 2, 2026		October 3, 2025
	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share	Net income (loss)	Income (loss) per diluted share
Net income (loss) - GAAP diluted	$139,445	$1.78	$100,708	$1.28	$45,120	$0.59	$335,251	$4.31	$(54,210)	$(0.73)

Adjusted net income (Non-GAAP)	$163,333	$2.09	$109,789	$1.40	$71,386	$0.94	$435,665	$5.60	$263,372	$3.47

	Three Months Ended			Twelve Months Ended
	October 2, 2026	July 3, 2026	October 3, 2025	October 2, 2026	October 3, 2025
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	78,257	78,409	76,252	77,735	73,986
Incremental shares	—	—	—	—	1,873
Adjusted diluted shares (Non-GAAP)	78,257	78,409	76,252	77,735	75,859

	Three Months Ended						Twelve Months Ended
	October 2, 2026		July 3, 2026		October 3, 2025		October 2, 2026		October 3, 2025
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest income - GAAP	$7,335	1.7	$6,676	2.0	$8,016	3.1	$29,760	2.2	$29,853	3.1
Interest expense - GAAP	(1,481)	(0.3)	(1,484)	(0.4)	(1,793)	(0.7)	(6,330)	(0.5)	(5,516)	(0.6)
Non-cash interest expense	278	0.1	279	0.1	381	0.1	1,318	0.1	1,449	0.1
Adjusted interest income (Non-GAAP)	$6,132	1.4	$5,471	1.6	$6,604	2.5	$24,748	1.9	$25,786	2.7